EXHIBIT 5

April 7, 2006

Vital Living, Inc.
5080 North 40th Street, Suite 105
Phoenix, Arizona 85208

Re:	Registration Statement on Form S-8 Vital Living, Inc. (formerly Nutritional Systems, Inc.)

Ladies and Gentlemen:

As legal counsel to Vital Living, Inc. (formerly named Nutritional Sytems, Inc.), a Nevada corporation (the “Company”), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 10, 2006, in connection with the registration under the Securities Act of 1933, as amended, of 40,000,000 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company's 2005 Incentive Compensation Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.    The Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the state of Nevada and as amended through the date hereof;

B.    The Amended and Restated Bylaws of the Company, as amended through the date hereof;

C.    Various resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and adopting the Plan;

D.    The Plan;

E.    Minutes of the July 15, 2005 Annual Meeting of Stockholders of the Company, at which the stockholders approved the Plan as adopted by the Board of Directors; and

F.    The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through F above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP